Form 10-K, Exhibit 13
period 1996-12-31
CERULEAN COMPANIES INC
filed 1997-03-31
CIK 1009912

                                                                   EXHIBIT 13



                       CONSOLIDATED FINANCIAL STATEMENTS

                            CERULEAN COMPANIES, INC.
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                      WITH REPORT OF INDEPENDENT AUDITORS

                            CERULEAN COMPANIES, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2

Audited Consolidated Financial Statements

  Consolidated Balance Sheets...............................  F-3

  Consolidated Statements of Income.........................  F-4

  Consolidated Statements of Shareholders' Equity...........  F-5

  Consolidated Statements of Cash Flows.....................  F-6

  Notes to Consolidated Financial Statements................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Cerulean Companies, Inc.

     We have audited the accompanying consolidated balance sheets of Cerulean Companies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cerulean Companies, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Notes 2 and 12 to the financial statements, in 1994 and 1995 the Company changed its method of accounting for investments in debt and equity securities and post retirement benefits other than pensions, respectively.

                                                       /s/ ERNST & YOUNG LLP

Atlanta, Georgia
February 6, 1997

                            CERULEAN COMPANIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1996            1995
                                                              ------------    ------------
                                          ASSETS
Investments (Note 3):
  Fixed maturities:
     Available-for-sale, at fair value (amortized cost:
       $156,949,004; $126,115,087)..........................  $157,637,412    $131,055,098
     Equity securities, at fair value (cost: $50,969,299;
       $39,657,148).........................................    60,104,421      42,729,087
     Short-term investments, at fair value (cost: $475,000;
       $932,958)............................................       423,788         905,383
                                                              ------------    ------------
          Total investments.................................   218,165,621     174,689,568
Cash and cash equivalents...................................    89,024,410      49,304,688
Reimbursable portion of estimated benefit liabilities.......   101,645,300     102,132,300
Accounts receivable (Note 4)................................    42,606,134      36,063,899
FEP assets held by agent....................................    22,715,241      12,137,107
Property and equipment (Note 5).............................    31,264,521      33,952,436
Other assets................................................    11,808,667       8,798,587
                                                              ------------    ------------
          Total assets......................................  $517,229,894    $417,078,585
                                                              ============    ============
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Estimated benefit liabilities (Note 8)....................  $181,718,093    $175,846,250
  Unearned premiums.........................................     8,983,956       7,289,126
  FEP stabilization reserve.................................    22,715,241      12,137,107
  Accounts payable and accrued expenses.....................    31,519,728      16,635,534
  Payables to other plans...................................     2,633,307       2,442,748
  Other liabilities.........................................    31,944,999      27,688,394
  Note payable (Note 6).....................................     3,500,000       2,000,000
                                                              ------------    ------------
          Total liabilities.................................   283,015,324     244,039,159
                                                              ------------    ------------
Mandatorily redeemable preferred stock:
  Class B Convertible Preferred Stock, no par value;
     liquidation preference, $1,000 per share; mandatory
     redemption, $900 per share. Authorized, issued and
     outstanding, 49,900 shares (Note 9)....................    46,645,042              --
                                                              ------------    ------------
Shareholders' equity:
  Blank Preferred Stock, no par value. Authorized and
     unissued 100,000,000 shares............................            --              --
  Class A Convertible Common Stock, no par value, $0.01,
     stated value.
     Authorized 50,000,000 shares; issued and outstanding
       350,615 shares.......................................         3,506              --
  Common Stock, no par value. Authorized and unissued
     100,000,000 shares.....................................            --              --
  Net unrealized appreciation on securities.................     7,886,318       6,429,375
  Retained earnings.........................................   179,679,704     166,610,051
                                                              ------------    ------------
          Total shareholders' equity........................   187,569,528     173,039,426
                                                              ------------    ------------
          Total liabilities and shareholders' equity........  $517,229,894    $417,078,585
                                                              ============    ============

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                       1996             1995             1994
                                                  --------------   --------------   --------------
Revenues (Note 2):
  Premiums......................................  $1,323,662,988   $1,159,475,955   $1,038,397,310
  Investment and other income...................      14,358,273       11,980,241        9,462,343
  Realized gains................................       4,112,863       15,265,396        2,512,078
                                                  --------------   --------------   --------------
          Total revenues........................   1,342,134,124    1,186,721,592    1,050,371,731
Benefits expense (Note 8).......................   1,175,740,173    1,039,095,566      914,277,412
Operating expenses, net of expense
  reimbursements of $89,368,528, $68,986,042,
  and $55,028,004, respectively (Note 10).......     146,615,452      126,076,519      111,012,554
                                                  --------------   --------------   --------------
Operating income................................      19,778,499       21,549,507       25,081,765
Non-operating income (Note 13)..................       1,275,000               --               --
                                                  --------------   --------------   --------------
Income before income taxes and minority
  interest......................................      21,053,499       21,549,507       25,081,765
Income tax expense (Note 7).....................       3,159,000        3,857,000        5,621,000
Minority interests..............................        (421,099)        (282,061)              --
                                                  --------------   --------------   --------------
Net income......................................  $   17,473,400   $   17,410,446   $   19,460,765
                                                  ==============   ==============   ==============

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                          CLASS A
                                        CONVERTIBLE      UNREALIZED       RETAINED
                                        COMMON STOCK   GAINS/(LOSSES)     EARNINGS        TOTAL
                                        ------------   --------------   ------------   ------------
Balance at January 1, 1994............     $   --       $        --     $129,738,840   $129,738,840
  Adoption of FASB Statement No. 115,
     net of income taxes of
     $1,897,000.......................         --         7,589,000               --      7,589,000
  Net income..........................         --                --       19,460,765     19,460,765
  Unrealized loss on
     available-for-sale securities,
     net of income tax benefit of
     $2,030,000.......................         --        (8,118,242)              --     (8,118,242)
                                           ------       -----------     ------------   ------------
Balance at December 31, 1994..........         --          (529,242)     149,199,605    148,670,363
  Net income..........................         --                --       17,410,446     17,410,446
  Unrealized gain on
     available-for-sale securities,
     net of income taxes of
     $1,688,000.......................         --         6,958,617               --      6,958,617
                                           ------       -----------     ------------   ------------
Balance at December 31, 1995..........         --         6,429,375      166,610,051    173,039,426
  Issuance of Class A Common Stock to
     eligible subscribers.............      3,506                --           (3,506)            --
  Net income..........................         --                --       17,473,400     17,473,400
  Dividends paid and accrued..........         --                --       (2,727,867)    (2,727,867)
  S-1 registration costs..............         --                --       (1,672,374)    (1,672,374)
  Unrealized gain on
     available-for-sale securities,
     net of income taxes of
     $331,000.........................         --         1,456,943               --      1,456,943
                                           ------       -----------     ------------   ------------
Balance at December 31, 1996..........     $3,506       $ 7,886,318     $179,679,704   $187,569,528
                                           ======       ===========     ============   ============

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------------
                                                         1996            1995            1994
                                                     -------------   -------------   -------------
OPERATING ACTIVITIES
Net income.........................................  $  17,473,400   $  17,410,446   $  19,460,765
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Non-cash and non-operating items:
     Depreciation..................................      9,350,458       8,451,468       6,207,710
     Amortization..................................        319,673         424,299         652,741
     Uncollectible receivables.....................      1,128,796         659,361         282,268
     Gain on sale of investments...................     (4,112,863)    (15,265,396)     (2,512,078)
     Loss on sale of property and equipment........         21,304          33,183         404,265
     Non-operating income..........................     (1,275,000)             --              --
Decrease (increase) in certain assets:
  Reimbursable portion of estimated benefit
     liabilities...................................        487,000      (2,871,000)     (6,481,851)
  Accounts receivable..............................     (7,671,031)     (6,509,679)       (288,876)
  Other assets.....................................     (3,341,080)      1,990,503      (5,802,463)
Increase (decrease) in certain liabilities:
  Estimated benefit liabilities....................      5,871,843       7,950,774      14,015,702
  Unearned premiums................................      1,694,830       2,249,459      (1,182,457)
  Accounts payable and accrued expenses............     14,884,194      (3,781,088)        981,118
  Payables to other plans..........................        190,559      (1,433,209)       (643,822)
  Other liabilities................................      4,256,605        (727,878)     10,287,409
  Minority interest in sale of stock by a
     subsidiary....................................     (1,225,000)             --              --
                                                     -------------   -------------   -------------
Net cash provided by operating activities..........     38,053,688       8,581,243      35,380,431
INVESTING ACTIVITIES
Investments available-for-sale:
  Investments purchased............................   (134,652,892)   (197,280,599)   (106,836,313)
  Investments sold or matured......................     96,757,972     210,596,136      97,473,024
Investments held-to-maturity:
  Investments purchased............................             --        (149,844)    (17,020,558)
  Investments matured..............................             --      12,123,761       6,691,372
Proceeds from sale of building.....................             --              --       4,200,000
Property and equipment purchased...................     (7,773,300)    (10,068,720)    (14,794,935)
Property and equipment sold........................      1,089,453          18,151         542,460
                                                     -------------   -------------   -------------
Net cash provided by (used in) investing
  activities.......................................    (44,578,767)     15,238,885     (29,744,950)
FINANCING ACTIVITIES
Proceeds from note payable.........................      1,500,000              --       2,000,000
Proceeds from the issuance of preferred stock......     46,645,042              --              --
Dividends paid and declared........................     (2,727,867)             --              --
S-1 registration costs.............................     (1,672,374)             --              --
Sale of stock by a subsidiary......................      2,500,000              --              --
                                                     -------------   -------------   -------------
Net cash provided by financing activities..........     46,244,801              --       2,000,000
                                                     -------------   -------------   -------------
Increase in cash and cash equivalents..............     39,719,722      23,820,128       7,635,481
Cash and cash equivalents at beginning of year.....     49,304,688      25,484,560      17,849,079
                                                     -------------   -------------   -------------
Cash and cash equivalents at end of year...........  $  89,024,410   $  49,304,688   $  25,484,560
                                                     =============   =============   =============

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. ORGANIZATION

     Cerulean Companies, Inc. (the "Company") was incorporated under the laws of the State of Georgia on February 2, 1996 to act as the holding company for Blue Cross and Blue Shield of Georgia, Inc. ("BCBSGA") and its subsidiaries, and for other lawful purposes. On February 2, 1996, the Company acquired all of the outstanding capital stock of BCBSGA, following BCBSGA's conversion from a not-for-profit corporation to a for-profit corporation pursuant to a Plan of Conversion approved by the Georgia Commissioner of Insurance on December 27, 1995 (the "Conversion"). In connection with the Conversion, the Company issued 49,900 shares of Class B Convertible Preferred Stock ("Preferred Stock") to raise $49.9 million in capital. After deducting offering costs, the net proceeds to the Company were $46.6 million.

     Although the Company did not become a holding company for BCBSGA until the Conversion on February 2, 1996, the consolidated results of operations include the historical operations of BCBSGA and its subsidiaries prior to February 2, 1996 and the Company (including BCBSGA and its subsidiaries on a consolidated basis) from the period February 2, 1996 through December 31, 1996.

     Effective May 14, 1996, the Company's registration of its Class A Convertible Common Stock (the "Class A Stock") with the Securities and Exchange Commission became effective. As part of the Conversion, the Company agreed to offer to each of BCBSGA's eligible subscribers five shares of Class A Stock at no cost. Upon completion of the offering eligible subscribers accepted 350,615 shares of no par value Class A Stock. Currently, the Class A Stock is not publicly traded.

2. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The Company's accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") and require the use of management's estimates. As to the Company's managed care, health and life insurance operations, GAAP varies in some respects from statutory accounting practices permitted or prescribed by insurance regulatory authorities. The Company's health care plan subsidiary, its health maintenance organization and its life insurance subsidiary are subject to regulation by the Georgia Insurance Department including minimum capital and surplus requirements and restrictions on payment of dividends. In the opinion of management, all material adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been made. All such adjustments are of a normal recurring nature.

  Principles of Consolidation

     The Company's accompanying consolidated financial statements include the accounts of the Company, BCBSGA and its wholly-owned health maintenance and life insurance subsidiaries, a non-insurance subsidiary and community health partnership network joint ventures ("CHPNs") in which BCBSGA has a majority interest. All significant intercompany transactions and balances have been eliminated in consolidation.

  Accounting for a Sale of Stock by a Subsidiary

     Gains (or losses) arising from a subsidiary issuing its own stock to third parties are recorded as non-operating income and are presented as a separate line item in the consolidated statements of income.

                            CERULEAN COMPANIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Earnings Per Share

     Earnings per share are omitted because such data is not meaningful at the present time; there is presently no market for Class A Stock or any equity securities of the Company, and the Company does not anticipate development of such a market in the foreseeable future.

  Investments

     In 1993, the Financial Accounting Standards Board ("FASB") issued Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Statement No. 115 requires that fixed maturity securities are to be classified as either "held-to-maturity", "available-for-sale", or "trading". The Company adopted Statement No. 115 as of January 1, 1994, with no effect on net income and a $7,589,000 increase in shareholders' equity (net of deferred taxes of $1,897,000).

     Management determines the appropriate classification of its fixed maturity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold them to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization as well as interest earned is included in investment and other income.

     Fixed maturity and equity securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest earned is included in investment and other income. The cost of securities sold is based on the specific identification method. At December 31, 1996 and 1995, the Company classified all of its fixed maturity and equity securities as available-for-sale. The Company's investment portfolio is not significantly concentrated in any particular industry or geographic region.

  Cash and Cash Equivalents

     Cash equivalents are liquid, short-term investments with maturities of three months or less at the time of purchase and are combined with cash account balances. These investments are stated at cost, which approximates fair value.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straightline method over the estimated useful lives of the respective assets, which are 15 years for buildings and 3-7 years for software, furniture and equipment.

  Estimated Benefit Liabilities

     The Company provides for claims reported but unpaid and for claims incurred but unreported and the cost of adjudicating claims based primarily on past experience, membership demographics, claims run-off patterns and other current medical trend information, using accepted actuarial methods. Estimates are adjusted as changes in these factors occur and such adjustments are reported in the year of determination. Portions of the Company's estimated benefit liabilities are reimbursable due to the nature of certain self-funded and rate stabilization reserve programs. Offsetting receivables have been recorded in the balance sheet.

                            CERULEAN COMPANIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Premium Revenues

     All of the Company's individual and certain employer group contracts provide for the individual or the group to be fully insured. Premiums for these contracts are billed in advance of the respective coverage periods and are initially recorded as premium receivables and as unearned premiums. Unearned premiums are recognized as earned in the period of coverage.

     Certain other employer groups have contracts that provide for the group to be at risk for all or a portion of their claims experience. Most of these self-funded groups purchase aggregate and/or specific stop-loss coverage. In exchange for a premium, the group's aggregate liability is capped for the year or the group's liability on any one participant is capped for the year. The Company charges self-funded groups an administrative fee which is based on the number of members in a group or a percentage of the group's claims experience. Under the Company's self-funded arrangements, amounts due are recognized based on claims experience plus administrative and other fees and any stop-loss premiums.

  Rate Stabilization Reserves

     The Company has entered into agreements with certain groups whose subscription fees are based on experience rating. On each group's anniversary date, the gain or loss resulting from its experience is determined.

     Accumulated net gains which represent the accumulated excess of subscription income over claims incurred and retention for administrative expenses are recorded as a rate stabilization reserve liability. Under the terms of these agreements, groups may utilize these excess funds to reduce prospective rates, leave the excess funds on deposit with the Company or receive a refund. The accumulated excess of claims incurred and retention for administrative expenses over subscription income is generally expensed by the Company. However, in a few shared risk arrangements, net losses are recorded as receivables to the extent they are recoverable from the respective groups.

  National Accounts

     The Company participates in the underwriting of certain national (multiple-plan) groups. Claims paid plus certain administrative expenses are reimbursed by a control plan. The Company's share of underwriting gains or losses on these national groups is recognized when settlements are rendered by the control plan, which is typically between 6 and 18 months after the expiration of the contract period.

  Federal Employee Program

     The Company and other Blue Cross and Blue Shield plans participate in the Federal Employee Program ("FEP") which underwrites a voluntary health insurance contract for employees (and their dependents) of the federal government. The Blue Cross and Blue Shield Association has been designated as the contract agent. A premium stabilization reserve liability (FEP stabilization reserve) and an offsetting asset (FEP asset held by agent) have been recorded in the balance sheet, and subscription income, investment income and operating expenses, including FEP operations center expenses, have been recorded in the consolidated statements of income to recognize the Company's portion of the FEP's reserves.

  Agency Contracts

     The Company acts as fiscal intermediary and administrative agent for Medicare and certain other plans. Operating expenses are allocated to these lines of business to determine reimbursement for services rendered under these arrangements. The reimbursement of operating expenses is recorded as a reduction of the Company's

                            CERULEAN COMPANIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) operating expenses. The claims processed for these plans are not included in the accompanying consolidated statements of income.

  Major Customers and Market Concentration

     The Company primarily conducts business in the State of Georgia, and a significant portion of its customer base is concentrated with companies that are located in the metropolitan Atlanta area. As a percentage of premium revenues, the Company's largest customer represented 20% of premium revenues in 1996, 23% in 1995 and 24% in 1994; and the second largest customer represented 10% of premium revenues in 1996, 11% of premium revenues in 1995 and 12% of premium revenues in 1994.

  Reclassifications

     Certain prior year balances have been reclassified to conform to the current year presentation.

3. INVESTMENTS

     Investments at December 31, 1996 and December 31, 1995 are as follows:

                                                           DECEMBER 31, 1996
                                                     AVAILABLE-FOR-SALE SECURITIES
                                 ----------------------------------------------------------------------
                                   COST OR         GROSS         GROSS
                                  AMORTIZED     UNREALIZED    UNREALIZED        FAIR         CARRYING
                                     COST          GAINS        LOSSES         VALUE          VALUE
                                 ------------   -----------   -----------   ------------   ------------
Fixed Maturities:
U.S. Treasury securities and
  obligations of U.S.
  government agencies..........  $139,245,950   $ 1,340,810   $  (642,770)  $139,943,990   $139,943,990
Corporate securities...........    17,703,054       202,073      (211,705)    17,693,422     17,693,422
                                 ------------   -----------   -----------   ------------   ------------
         Total fixed
           maturities..........   156,949,004     1,542,883      (854,475)   157,637,412    157,637,412
Equity Securities:
Preferred stocks...............     1,000,000            --            --      1,000,000      1,000,000
Common stocks..................    49,969,299     9,956,759      (821,637)    59,104,421     59,104,421
                                 ------------   -----------   -----------   ------------   ------------
         Total equity
           securities..........    50,969,299     9,956,759      (821,637)    60,104,421     60,104,421
Short-term investments.........       475,000            --       (51,212)       423,788        423,788
                                 ------------   -----------   -----------   ------------   ------------
         Total
           available-for-sale
           securities..........  $208,393,303   $11,499,642   $(1,727,324)  $218,165,621   $218,165,621
                                 ============   ===========   ===========   ============   ============

                            CERULEAN COMPANIES, INC.

3. INVESTMENTS -- (CONTINUED)

                                                           DECEMBER 31, 1995
                                                     AVAILABLE-FOR-SALE SECURITIES
                                 ----------------------------------------------------------------------
                                   COST OR         GROSS         GROSS
                                  AMORTIZED     UNREALIZED    UNREALIZED        FAIR         CARRYING
                                     COST          GAINS        LOSSES         VALUE          VALUE
                                 ------------   -----------   -----------   ------------   ------------
Fixed Maturities:
U.S. Treasury securities and
  obligations of U.S.
  government agencies..........  $105,204,549   $ 4,419,820   $   (59,147)  $109,565,222   $109,565,222
Corporate securities...........    20,910,538       641,086       (61,748)    21,489,876     21,489,876
                                 ------------   -----------   -----------   ------------   ------------
         Total fixed
           maturities..........   126,115,087     5,060,906      (120,895)   131,055,098    131,055,098
Equity Securities:
Preferred stocks...............     1,000,000            --            --      1,000,000      1,000,000
Common stocks..................    38,657,148     3,825,184      (753,245)    41,729,087     41,729,087
                                 ------------   -----------   -----------   ------------   ------------
         Total equity
           securities..........    39,657,148     3,825,184      (753,245)    42,729,087     42,729,087
Short-term investments.........       932,958            --       (27,575)       905,383        905,383
                                 ------------   -----------   -----------   ------------   ------------
         Total
           available-for-sale
           securities..........  $166,705,193   $ 8,886,090   $  (901,715)  $174,689,568   $174,689,568
                                 ============   ===========   ===========   ============   ============

     Fair values for fixed maturities and short-term investments are based on quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services. The fair values for common stocks are based on quoted market prices.

     Substantially all of the Company's investments in equity securities at December 31, 1996 and 1995 are comprised of stocks in industrial companies.

     The amortized cost and fair values of fixed maturities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    DECEMBER 31, 1996
                                                              AVAILABLE-FOR-SALE SECURITIES
                                                              -----------------------------
                                                                AMORTIZED         FAIR
                                                                  COST            VALUE
                                                              -------------   -------------
Due in one year or less.....................................   $ 17,648,522    $ 17,672,823
Due after one year through five years.......................     80,263,422      80,862,092
Due after five years through ten years......................     45,557,805      45,581,979
Due after ten years.........................................     13,479,255      13,520,518
                                                               ------------    ------------
          Total fixed maturity securities...................   $156,949,004    $157,637,412
                                                               ============    ============

     Bonds, certificates of deposit and money market funds carried at value of $755,423 and $802,000 were on deposit with insurance regulatory authorities at December 31, 1996, and 1995, respectively, in accordance with statutory requirements.

                            CERULEAN COMPANIES, INC.

3. INVESTMENTS -- (CONTINUED)
     Investment and other income for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------
                                                     1996          1995          1994
                                                  -----------   -----------   -----------
Fixed maturities................................  $ 9,618,411   $ 8,231,507   $ 7,253,006
Equity securities...............................    1,057,287     1,711,034     1,118,939
Short-term investments and cash equivalents.....    4,803,801     1,827,176     2,203,227
                                                  -----------   -----------   -----------
Interest and dividend income....................   15,479,499    11,769,717    10,575,172
Less investment expenses........................     (834,828)     (785,327)     (667,694)
                                                  -----------   -----------   -----------
Net investment income...........................   14,644,671    10,984,390     9,907,478
Other income (loss).............................     (286,398)      995,851      (445,135)
                                                  -----------   -----------   -----------
Investment and other income.....................  $14,358,273   $11,980,241   $ 9,462,343
                                                  ===========   ===========   ===========

     The other income (loss) amount for the year ended December 31, 1995 includes the receipt of $2,000,000 related to the settlement of a lease dispute. Some terms in the Company's primary lease for its headquarters building were modified to the benefit of the landlord, and the Company was paid for giving up its right to those terms.

     Realized and unrealized investment gains and losses for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------
                                                     1996         1995           1994
                                                  ----------   -----------   ------------
Realized gains:
  Fixed maturities..............................  $  686,260   $ 1,487,683   $    342,379
  Equity securities.............................   4,473,669    15,406,816      3,644,722
                                                  ----------   -----------   ------------
          Total gains...........................   5,159,929    16,894,499      3,987,101
Realized losses:
  Fixed maturities..............................    (244,172)     (529,914)      (406,314)
  Equity securities.............................    (802,894)   (1,099,189)    (1,068,709)
                                                  ----------   -----------   ------------
          Total losses..........................  (1,047,066)   (1,629,103)    (1,475,023)
                                                  ----------   -----------   ------------
Net realized investment gains...................   4,112,863    15,265,396      2,512,078
Changes in unrealized gains (losses):
  Fixed maturities..............................  (4,251,603)    9,939,912     (9,065,045)
  Equity securities.............................   6,063,183    (1,261,656)    (2,045,746)
  Short-term investments........................     (23,637)      (27,576)            --
                                                  ----------   -----------   ------------
Net unrealized gains (losses)...................   1,787,943     8,650,680    (11,110,791)
                                                  ----------   -----------   ------------
          Total realized and unrealized gains
            (losses)............................  $5,900,806   $23,916,076   $ (8,598,713)
                                                  ==========   ===========   ============

                            CERULEAN COMPANIES, INC.

4. ACCOUNTS RECEIVABLE

     Accounts receivable consists of the following:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1996           1995
                                                            -----------    -----------
Groups and subscribers....................................  $24,329,178    $20,902,147
Other Blue Cross and Blue Shield plans....................    5,757,577      5,270,938
Federal Employee Program..................................    1,636,883      1,541,541
Other.....................................................   14,535,767     10,873,748
Less: Allowance for doubtful accounts.....................   (3,653,271)    (2,524,475)
                                                            -----------    -----------
                                                            $42,606,134    $36,063,899
                                                            ===========    ===========

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                                1996           1995
                                                            ------------   ------------
Land......................................................  $  1,131,528   $  1,131,528
Building & improvements...................................    14,173,091     12,824,077
Furniture & equipment.....................................    63,784,066     60,667,142
                                                            ------------   ------------
                                                              79,088,685     74,622,747
Less accumulated depreciation.............................   (47,824,164)   (40,670,311)
                                                            ------------   ------------
                                                            $ 31,264,521   $ 33,952,436
                                                            ============   ============

     Depreciation expense was $9,350,458, $8,451,468 and $6,207,710 for 1996,
1995 and 1994, respectively, including $965,196 in 1996, $746,113 in 1995 and
$418,813 in 1994 for building improvements.

6. LINES OF CREDIT

     The Company has available a $5,500,000 line of credit with a bank to finance its working capital needs. Interest accrues on amounts advanced at the prime rate. There were no borrowings on this line of credit in 1996 or 1995.

     In 1994, the Company entered into a revolving credit loan agreement with a group of banks to finance its community health partnership networks and other related costs. Under terms of the agreement, the Company could borrow up to $25,000,000. In December 1996, the Company reduced the total amount available under the revolving credit agreement to $9,000,000. Interest accrues on amounts advanced at 0.5% over the LIBOR rate in 1996 and 0.7% over the LIBOR rate for 1995. Borrowings outstanding totaled $3,500,000 at December 31, 1996 and $2,000,000 at December 31, 1995. The weighted average interest rate on amounts outstanding for 1996 and 1995 was 6.3% and 6.8%, respectively.

     In April, 1996, BCBSGA obtained a $55,000,000 insolvency line of credit with a group of banks. The insolvency line of credit may be drawn on solely in the event of an insolvency of BCBSGA to pay authorized insurance policy claims. The insolvency line of credit is designed to satisfy certain membership standards of the Blue Cross and Blue Shield Association, from which the Company and certain of its subsidiaries have the exclusive right to do business in Georgia under the name "Blue Cross and Blue Shield" and to use the Blue Cross and Blue Shield names, trademarks and service marks with respect to the Company's indemnity, PPO, HMO and POS products.

                            CERULEAN COMPANIES, INC.

7. INCOME TAXES

     Income tax expense (benefit) attributable to income before income taxes and minority interest substantially all of which is federal, consists of:

                                                          YEAR ENDED DECEMBER 31,
                                                   -------------------------------------
                                                      1996          1995         1994
                                                   -----------   ----------   ----------
Current tax expense..............................  $ 6,671,000   $3,895,000   $5,793,000
Deferred tax benefit.............................   (3,512,000)     (38,000)    (172,000)
                                                   -----------   ----------   ----------
          Total tax expense......................  $ 3,159,000   $3,857,000   $5,621,000
                                                   ===========   ==========   ==========

     Reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1995     1994
                                                              ------   ------   ------
Statutory federal income tax rate...........................    35.0%    35.0%    35.0%
Increases (reductions) in tax rate resulting from:
  Alternative minimum tax...................................   (15.0)%  (15.0)%  (15.0)%
  Other.....................................................    (5.0)%   (2.1)%    2.4%
                                                               -----    -----    -----
Effective tax rate..........................................    15.0%    17.9%    22.4%
                                                               =====    =====    =====

     The Company and its wholly-owned subsidiaries file a consolidated federal income tax return. Income tax expense in 1996, 1995 and 1994 consisted primarily of federal alternative minimum tax. Federal income taxes paid during 1996, 1995 and 1994 were $5,400,000, $3,300,000 and $4,800,000, respectively.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the deferred tax asset, which is included in other assets in the balance sheet, are as follows:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                                1996           1995
                                                            ------------   ------------
Deferred tax asset:
  Regular tax operating loss carryforwards................  $ 22,390,000   $ 22,737,000
  Long-lived tax assets...................................    23,390,000             --
  Other temporary differences.............................     8,850,000      6,259,000
  Alternative minimum tax credit..........................     8,410,000      3,107,000
                                                            ------------   ------------
          Total deferred tax asset........................    63,040,000     32,103,000
  Valuation allowance for deferred tax asset..............   (57,230,000)   (29,805,000)
                                                            ------------   ------------
          Deferred tax asset, net of valuation
            allowance.....................................     5,810,000      2,298,000
                                                            ------------   ------------
Deferred tax liability:
  Unrealized investments gains............................     1,886,000      1,555,000
                                                            ------------   ------------
          Total deferred tax liability....................     1,886,000      1,555,000
                                                            ------------   ------------
Net deferred tax asset....................................  $  3,924,000   $    743,000
                                                            ============   ============

     The Company recorded a valuation allowance of $21,800,000 in 1996 for certain long-lived tax assets which will be deductible in the future. The other temporary differences consist principally of differences between tax and generally accepted accounting principles related to estimated benefit liabilities and accounting accruals.

                            CERULEAN COMPANIES, INC.

7. INCOME TAXES -- (CONTINUED)
     At December 31, 1996, the Company has net operating loss carryforwards of $64,000,000 for regular income tax purposes that expire in the years 2001 through 2003. No benefit for these carryforwards has been recognized in the financial statements. The Company qualifies for a special deduction under the regular tax system available to certain Blue Cross and Blue Shield plans under
Section 833(b) of the Internal Revenue Code. The effect of this deduction is to significantly reduce regular taxable income and subjects the Company to alternative minimum tax. The Company expects to be taxed under the alternative minimum tax system into the foreseeable future and therefore the regular tax net operating loss carryforwards, the alternative minimum tax credit, the long-lived tax assets, and certain temporary differences, which will not be deductible until well into the future will most likely not be utilized. For financial reporting purposes, a valuation allowance has been recorded to reduce the deferred tax assets related to the amount expected to be realized.

8. ESTIMATED BENEFIT LIABILITIES

     The following table provides a reconciliation of the beginning and ending estimated benefit liabilities including claims adjudication expenses, net of reimbursable reserves and life reserves, for 1996, 1995 and 1994:

                                                      YEAR ENDED DECEMBER 31,
                                             ------------------------------------------
                                                 1996           1995           1994
                                             ------------   ------------   ------------
Balance at January 1.......................  $175,846,250   $167,895,476   $153,879,774
Less: Reimbursable reserves and life
  reserves.................................   107,059,898    105,931,261     98,196,291
                                             ------------   ------------   ------------
Net balance at January 1...................    68,786,352     61,964,215     55,683,483
Plus incurred related to:
  Current year.............................   424,307,017    340,152,289    283,484,304
  Prior year...............................    (2,201,775)     4,669,051     (5,027,504)
                                             ------------   ------------   ------------
          Total incurred...................   422,105,242    344,821,340    278,456,800
Less paid related to:
  Current year.............................   352,344,803    275,188,109    219,754,710
  Prior year...............................    63,699,225     62,811,094     52,421,358
                                             ------------   ------------   ------------
          Total paid.......................   416,044,028    337,999,203    272,176,068
                                             ------------   ------------   ------------
Net balance at December 31.................    74,847,566     68,786,352     61,964,215
  Plus: Reimbursable reserves and life
     reserves..............................   106,870,527    107,059,898    105,931,261
                                             ------------   ------------   ------------
  Balance at December 31...................  $181,718,093   $175,846,250   $167,895,476
                                             ============   ============   ============

     The Company uses paid claims and completion factors based on historical payment patterns to estimate incurred claims. Changes in payment patterns and claims trends can result in changes to prior year's claims estimates.

     A reconciliation of the Company's incurred expense to total benefits expense as shown in the Consolidated Statements of Income is as follows:

                                                       YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------
                                                 1996             1995            1994
                                            --------------   --------------   ------------
Incurred related to current and prior
  year....................................  $  422,105,242   $  344,821,340   $278,456,800
Benefits expense related to life insurance
  claims and claims reimbursed by employee
  groups..................................     753,634,931      694,274,226    635,820,612
                                            --------------   --------------   ------------
          Total benefits expense..........  $1,175,740,173   $1,039,095,566   $914,277,412
                                            ==============   ==============   ============

                            CERULEAN COMPANIES, INC.

9. MANDATORILY REDEEMABLE PREFERRED STOCK

     In February 1996 the Company received $49,900,000 in proceeds related to the issuance of 49,900 shares of Class B Convertible Preferred Stock ("Preferred Stock"). The net proceeds from the sale of Preferred Stock totaled $46,645,042 after deducting offering costs. The Preferred Stock has a liquidation preference of $1,000 per share and a mandatory redemption value of $900 per share. Dividends on the Preferred Stock are currently paid at the rate of $60.00 per annum per share, are fully cumulative and accrue without interest. The preferred shares are redeemable on December 1, 2001 or may be redeemed prior to this date upon the occurrence of certain events. Upon completion of a Stock Conversion, each share of Preferred Stock shall convert into the number of fully paid and nonassessable shares of Common Stock equal to .0004446420631%. This rate may be adjusted periodically upon the occurrence of certain events. The holders of the Preferred Stock vote separately as a single class with each share being entitled to one vote.

10. AGENCY CONTRACTS

     The Company processes and pays claims as fiscal intermediary for the Medicare Program and as an administrative agent for the State of Georgia and the national Blue Cross Blue Shield interplan system. Claims processed for these programs, which are excluded from the accompanying consolidated statements of income, are as follows:

                                                      YEAR ENDING DECEMBER 31,
                                          ------------------------------------------------
                                               1996             1995             1994
                                          --------------   --------------   --------------
Claims processed for:
  Medicare..............................  $2,610,855,633   $2,431,829,705   $2,120,785,277
  State of Georgia......................     805,281,401      757,743,385      687,321,822
  Interplan System......................      94,907,790       56,311,783       19,316,104
                                          --------------   --------------   --------------
                                          $3,511,044,824   $3,245,884,873   $2,827,423,203
                                          ==============   ==============   ==============

     The Company receives reimbursement for administrative expenses incurred in performing these services. These expense reimbursements have been deducted from operating expenses in the accompanying consolidated statements of income.

     The operating expense reimbursements in connection with processing Medicare claims have been audited through 1994 by government representatives. Management is of the opinion that no significant adjustments will be made affecting cost reimbursement through December 31, 1996.

11. OPERATING LEASES

     The Company has an operating lease arrangement for its home office facility. The term of the lease is ten years, with two five-year renewal options. Annual rental includes base rental plus pro-rated real estate taxes and operating expenses.

     In addition, the Company leases other office space and data processing equipment. Future minimum lease obligations (including estimated real estate taxes and operating expenses) under all non-cancelable operating leases are as follows:

1997........................................................    $12,145,742
1998........................................................     10,800,561
1999........................................................     10,022,075
2000........................................................      1,131,538
2001........................................................        184,122
                                                                -----------
                                                                $34,284,038
                                                                ===========

                            CERULEAN COMPANIES, INC.

11. OPERATING LEASES -- (CONTINUED)
     Rent expense amounted to approximately $12,249,000 in 1996, $9,933,000 in 1995 and $9,014,000 in 1994.

12. EMPLOYEE BENEFITS

  Pension Plan

     The Company and its subsidiaries participate in a multi-employer non-contributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during those years. The Company's funding policy is to contribute amounts sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Projected Unit Credit Method is used to determine funding requirements and pension expense.

     The following table presents the funded status and amounts recognized in the consolidated financial statements at the respective dates:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                              1996            1995
                                                           -----------    ------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
     benefits of $28,836,520 in 1996 and $28,999,214 in
     1995................................................  $34,961,900    $ 34,768,974
                                                           ===========    ============
Actuarial present value of projected benefit obligation
  for service rendered to date...........................  $52,051,955    $ 53,243,916
Plan assets at fair value, primarily short-term
  investments, listed stocks, corporate bonds and U.S.
  government securities..................................   46,515,060      39,807,076
                                                           -----------    ------------
Plan assets (less than) projected benefit obligation.....   (5,536,895)    (13,436,840)
Unrecognized net loss....................................      981,857       9,885,573
Unrecognized transition asset............................     (933,899)     (1,068,272)
Unrecognized prior service cost..........................    3,129,666       2,960,032
                                                           -----------    ------------
Accrued pension liability................................  $(2,359,271)   $ (1,659,507)
                                                           ===========    ============

     The net pension cost includes the following components:

                                                           YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------
                                                      1996          1995          1994
                                                   -----------   -----------   -----------
Service cost-benefits earned during the period...  $ 3,336,777   $ 2,367,130   $ 2,026,435
Interest cost on projected benefit obligation....    3,847,048     3,296,580     2,697,487
Actual return on plan assets.....................   (6,660,548)   (7,348,111)     (252,295)
Net amortization and deferral....................    3,659,355     4,626,964    (2,715,148)
                                                   -----------   -----------   -----------
Net pension cost.................................  $ 4,182,632   $ 2,942,563   $ 1,756,479
                                                   ===========   ===========   ===========

     The following assumptions were used in the pension calculations:

                                                            DECEMBER 31,
                                                 -----------------------------------
                                                   1996         1995         1994
                                                 ---------    ---------    ---------
Weighted-average discount rate.................    7.75%        8.5%         8.0%
Rate of increase in future compensation........  3.5% - 7%    3.5% - 7%    3.5% - 7%
Expected long-term rate of return on assets....     9%           9%           9%

                            CERULEAN COMPANIES, INC.

12. EMPLOYEE BENEFITS -- (CONTINUED)
  Defined Contribution Plan

     The Company offers a defined contribution plan ("401(k) plan") covering substantially all employees. Under this plan, employees can contribute up to 15% of their base compensation, subject to certain maximum limitations. The Company matches 50% of the employee's first $500 contributed and 25% thereafter, up to a maximum of 6% of the employee's annual compensation. The Company's matching contributions vest 25% per year commencing at the end of the second year of participation. Employee contributions vest immediately. The Company contributed $799,000 to this 401(k) plan during 1996, $878,000 during 1995 and $720,000 during 1994.

  Postretirement Plan

     The Company sponsors a Defined Dollar Benefit Plan that provides postretirement health, dental, vision and life insurance benefits to full-time associates with at least ten years of service or part-time associates with the equivalent of ten years full-time employment. These benefits are also available to spouses. Credits based on length of service are provided to retirees annually to be used towards the cost of postretirement benefits. Spouses of retirees receive one half of the credits received by retirees. For those who retired prior to January 1, 1995, insurance is provided by the Company at no cost to the retiree. Additionally, a group of associates who meet the "rule of 80" (those who were at least age 55 with ten years of service, and whose combined years of service plus age equaled 80 or greater) by December 31, 1994, are grandfathered and will receive postretirement benefits at no cost whenever they retire.

     Effective January 1, 1995, the Company changed its method of accounting for such benefits from a pay-as-you-go method to a full accrual method and adopted FASB Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("FASB Statement No. 106"). This Statement requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service instead of when the benefits are paid. The implementation required the recognition of a transition obligation (as defined in the Statement) representing the unfunded obligation attributable to prior employee service. The Company has elected to amortize the transition obligation over a period of 20 years. The effect of the change for 1995 was to increase net periodic postretirement benefit cost by $1,986,664 and decrease net income by $1,589,331. Postretirement benefit costs for 1994, which were recorded on a pay-as-you-go basis, have not been restated. The cost of providing postretirement benefits to retirees in 1994 was not separable from the cost of providing these benefits to the Company's active employees.

                            CERULEAN COMPANIES, INC.

12. EMPLOYEE BENEFITS -- (CONTINUED)
     The following table presents the plan's funded status reconciled with amounts recognized in the Company's balance sheet:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                                1996           1995
                                                            ------------   ------------
Accumulated postretirement benefit obligation:
  Retirees................................................  $ (9,787,900)  $(10,656,900)
  Fully eligible active plan participants.................      (116,300)      (117,100)
  Other active plan participants..........................    (6,845,800)    (6,511,300)
                                                            ------------   ------------
                                                             (16,750,000)   (17,285,300)
Fair value of plan assets.................................            --             --
                                                            ------------   ------------
Accumulated postretirement benefit obligation in excess of
  plan assets.............................................   (16,750,000)   (17,285,300)
Unrecognized transition obligation........................    14,490,700     15,295,800
Unrecognized (loss) gain..................................    (1,602,300)         2,836
                                                            ------------   ------------
Accrued postretirement benefit cost.......................  $ (3,861,600)  $ (1,986,664)
                                                            ============   ============

     The net periodic postretirement benefit cost includes the following components:

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                                1996           1995
                                                            ------------   ------------
Service cost..............................................  $    442,900   $    405,900
Interest cost.............................................     1,231,800      1,284,600
Amortization of transition obligation over 20 years.......       805,100        805,100
                                                            ------------   ------------
Net periodic postretirement benefit cost..................  $  2,479,800   $  2,495,600
                                                            ============   ============

     The valuation is based on census information as of January 1, 1996 and claims development based on the benefits provided. The discount rate assumed is 7.75% and the salary increase rate assumed is 5.0% for 1996 and 1995. The health care cost trend rate is assumed to be 9.0% in 1996, decreasing 0.5% each year to an ultimate rate of 6.0%. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $1,306,500 and the aggregate of the estimated service and interest cost components of net periodic postretirement benefit cost for 1996 by $110,400.

13. NON-OPERATING INCOME

     Community health partnership networks ("CHPNs") are locally based equity ventures between BCBSGA, which owns a 51% interest, and local physician and/or hospital groups, which own the remaining equity interests in the CHPNs. Clinical services are provided by the physician or hospital partners as well as other providers with which the CHPNs maintain contracts, and BCBSGA provides sales, management and administrative services, including information systems and data management services through service contracts with the CHPNs.

     On May 23, 1996, a hospital purchased a 5% interest in one of BCBSGA's CHPN subsidiaries for $2,500,000 and received in exchange 5.5682 shares of Class C Common Stock of the CHPN subsidiary. In accordance with the CHPN formation agreement, BCBSGA's 51% equity interest in the CHPN subsidiary was not diluted as a result of the transaction. BCBSGA recorded non-operating income of $1,275,000 for the gain related to its portion of this transaction and increased the minority interest liability for this CHPN by $1,225,000. After deducting deferred income taxes of $255,000, net income was favorably impacted by $1,020,000.

                            CERULEAN COMPANIES, INC.

14. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company is involved in and subject to claims, contractual disputes and other uncertainties. Management, after reviewing with legal counsel all actions and proceedings, believes that the aggregate losses, if any, will not have a material effect on the Company's financial position or results of operations.

15. STATUTORY FINANCIAL INFORMATION AND ACCOUNTING PRACTICES

     BCBSGA and its two insurance subsidiaries, HMO Georgia, Inc. and Greater Georgia Life Insurance Company, are domiciled in the state of Georgia and prepare their statutory financial statements in accordance with accounting principles and practices prescribed by the Georgia Insurance Department. Prescribed statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state and may change in the future. The NAIC currently is in the process of recodifying statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. Accordingly, when that project is completed, it will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that BCBSGA and its insurance subsidiaries use to prepare their statutory financial statements. BCBSGA and its insurance subsidiaries do not have permitted practices which would require authorization by the Georgia Insurance Department.

     The following table presents the amount of statutory capital and surplus for BCBSGA and its insurance subsidiaries:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                                1996           1995
                                                            ------------   ------------
Blue Cross and Blue Shield of Georgia, Inc................  $158,554,150   $140,902,860
HMO Georgia, Inc..........................................    16,078,811     10,452,691
Greater Georgia Life Insurance Company....................    19,256,302     17,682,483

     The following table presents the amount of statutory net income for BCBSGA and its insurance subsidiaries:

                                                         YEAR ENDED DECEMBER 31,
                                                -----------------------------------------
                                                    1996           1995          1994
                                                ------------   ------------   -----------
Blue Cross and Blue Shield of Georgia, Inc....    $5,103,725     $9,533,254   $19,736,121
HMO Georgia, Inc..............................     6,295,782      6,174,947     1,668,520
Greater Georgia Life Insurance Company........     1,801,326      1,865,264     1,341,264

     The minimum amount of statutory capital and surplus necessary to satisfy regulatory requirements of the Georgia Insurance Department is $1,000,000 for BCBSGA and $3,000,000 each for HMO Georgia, Inc. and Greater Georgia Life Insurance Company. BCBSGA and its insurance subsidiaries may distribute dividends only out of realized profits (undistributed, accumulated, net earnings since organization). The amount of dividends distributable each year is limited to the greater of the prior year's net income determined on a statutory basis or 10% of prior year statutory surplus. In addition, dividends distributable by BCBSGA are further limited by the Conversion order (approved by the Georgia Commissioner of Insurance on December 27, 1995 related to BCBSGA's conversion to a for-profit corporation). Dividend distributions by BCBSGA, HMO Georgia, Inc. and Greater Georgia Life Insurance Company above these defined limits require special approval by the State of Georgia Insurance Commissioner.